Exhibit 10.1

Investment Agreement of Xinda’s 300 Thousand Metric Tons Plastics New Materials Production and R&D Project and Affiliated Training Center Project1

Party A: People’s Government of Shunqing District, Nanchong City, Sichuan Province
Party B: Xinda Holding (HK) Company Limited

In order to fully utilize each party’s advantage and promote both parties’ common interest, base on the principle of voluntary and equality, mutual benefit, and common development, the two parties, after friendly negotiation, reached a mutual understanding that Party B and / or an affiliate company of Party B (such affiliate company of Party B means the wholly owned subsidiary of Party B, Heilongjiang Xinda Enterprise Group Company Limited) will set up a production entity with independent legal person’s capacity, which will invest in the construction of a 300 thousand tons plastics new materials production base and R&D project and affiliated training center in Party A’s Yinghua Industrial Park. Party A and Party B hereby enter into this agreement (this “Agreement”) conditioned upon each party having all the necessary and sufficient right and authority to enter into this Agreement and perform all obligations prescribed hereunder.

I.	Project Description

The specifics of Party B and/or Party B affiliate company’s investment of 300 thousand metric tons plastics new materials production and R&D project and affiliated training center project in Party A’s Yinghua Industrial Park are as follows:

(I)	300 Thousand Metric Tons Plastics New Materials Production and R&D Project (the “Production Project”)

1.	Project Name: Xinda’s 300 thousand metric tons plastics new materials production and R&D project

1 The English translation of this Agreement is for reference only.

2.	Project Location: Yinghua Industrial Park of Shunqing District, Nanchong City (see details in attachment)
3.	Project Land: The project land is approximately 440 acres (the actual size shall be determined upon delivery of the premise, which shall satisfy Party B’s construction and planning requirements)
4.
Project Content: This project is categorized as a high-tech manufacturing project encouraged by the government. Seven large-scale standardized steel structure industrial factories will be built, with an overall building area of at least 220 thousand square meters (building density shall comply with national standards, which shall be no lower than 0.4, and roads shall comply with the district’s overall requirements), 70 fully-automatic production lines (with core equipment deemed imported advanced equipment and other equipment deemed advanced equipment used by foreign or domestic companies in the same industry), 1 office building (overall building area shall be at least 10 thousand square meters), 1 R&D building (overall building area shall be at least 10 thousand square meters, with over 300 sets of R&D equipment, 5 pilot production lines and 10 trial production lines) and other necessary infrastructure. The above construction plot ratio is above 1.0. (Specific construction planning requirements are subject to formal approval of relevant government agencies and Party A is responsible for assisting Party B with relevant application procedures).

5.
Project Investment: Total investment on fixed assets is no less than 1.7 billion RMB (unless specified otherwise, all currency referred to in this Agreement, including attachment and ancillary documents shall be in RMB); working capital injection amounts to approximately 0.6 billion RMB, with non-registered-capital to be contributed through borrowings from parent company or commercial banks.

6.
Launch Time: The construction shall start within 40 days after the delivery of land that satisfies Party B or Party B’s designated party’s requirements (the designated party of Party B referred to herein shall be the manufacturing entity with independent legal person capacity set up by Party B and / or its affiliate in Shunqing District, Nanchong City). In no event shall the construction start later than August 30, 2013.

7.
Construction Cycle: Construction shall be completed in one phase (including installation and testing of equipment and operation), from August 30, 2013 to October 30, 2014. Should there be a construction delay caused by reasons other than attributable to Party B or its designated party, the construction period shall be extended for a reasonable period of time.

8.
Acceptance at Project Completion: Once the project has been completed as scheduled, Party A shall ensure to complete the examination and acceptance of the project within three months after the completion date (except for delay caused by a party other than Party A).

(II)	Training Center Project
1.	Project Name: Sichuan Xinda Enterprise Group Meiyuan Training Center (“Training Center Project”)
2.	Project Location: North New Town, Jingxi District, Village 1, Group 5 (see details in attachment)
3.	Project Land: The project land is approximately 20 acres (specific area subject to the land actually sold)
4.
Project Content: Training Center (overall building area approximately 10 thousand square meters). The construction plot ratio is 1.0. (Specific construction planning requirement shall be subject to formal approval of relevant government agencies. Party A is responsible for assisting Party B with relevant procedures).

5.	Project Investment: Total investment is no less than 60 million.
6.	Launch Time: Construction shall commence within 60 days after the delivery of land and satisfaction of conditions precedent to construction specified by Party B or its designated party.
7.
Construction Cycle: Construction shall be completed in one phase, with construction period commencing on September 30, 2013 until January 30, 2015. Should there be any construction delay caused by a party or parties other than Party B or its designated party, the construction period shall be extended for the period of time delayed.

8.
Acceptance at Project Completion: Conditioned upon construction being completed within the scheduled time period, Party A undertakes to complete its examination and acceptance of the project within three months after the completion date (except for delay caused by a party other than Party A).

II.	Project Land

(I)  Production Project Land
1.
Location: the land shall be located in Yinghua Industrial Park, Shunqing District, Nanchong City. Exact location shall refer to such location identified in the transfer notice issued by the land administration.

2.	Land Use: Industrial Land
3.	Land Use Right Period: 50 Years
4.
Land Delivery Time: Party A undertakes to complete the bidding listing of the land used for the Production Project through two separate occasions, during the period of July 30, 2013 to August 30, 2013, with Party B or its designated party to complete and win the bid before August 30, 2013. If there is a delay caused by delay in attaining land approval documents from the superior authorities, then the land registration shall be completed prior to December 2013. The corresponding land title certificate shall be obtained within 30 days after Party B has fully paid the land transfer price on time and Party A shall provide Party B or its designated party a construction land meeting the agreed-upon construction requirements before August 30, 2013 (Party B can commence the overall construction upon the construction notice of Party A).

5.
Land Delivery Conditions: Party A ensures that the land provided shall comply with the district’s elevation standards (consistent with the elevation of the adjacent roadways), with temporary roads, water and electricity related equipment access to the red-taped construction area. In accordance with “seven accesses and site leveling” requirements, which relate to water supply, water drainage, electricity, telecommunication, natural gas, broadband and cable TV, etc., all of which shall be in compliance with the government authorities’ requirements, so that relevant roads will be unobstructed. Upon completion, the project shall be in complete compliance with municipal compatibility standards.

6.
Proposed Land Transfer Method: Party A shall transfer the land as industrial land at 96 thousand RMB per acre through listing such land in accordance with the “Notice Regarding the Issuance and Implementation of ‘The National Minimum Transfer Fee Standard for Industrial Land’”(GTZF (2006) 307) issued by the National Ministry of Land and Resources and relevant laws and regulations, and Party B or its designated party shall acquire the land in compliance with applicable procedures set forth in relevant laws and regulations. The land transfer fee shall be one lump sum payment or paid according to the arranged method in “Contract of State-owned Land Use Right Transfer”, and in accordance with national requirements, taxes incurred in the land transaction shall be borne by each relevant party, respectively. The above mentioned land transfer fee shall be the total acquisition fee for the land use right paid by Party B or its designated party (for the avoidance of doubt, other than the above-mentioned land transfer fee, no additional fee needs to be paid by Party B and/or its designated party in relation to the production at the Production Project land, including but not limited to any compensation expense for land acquisition, compensation expense for demolition and relevant supporting facilities expense, etc.)

7.
The plastics new material production base shall be constructed on the Production Project land according to the approved land use and construction requirements. Upon completion, it should be used for production and operation activities pursuant to the parties’ agreement. Without the approval of relevant government agencies, any change to the production and operating scope, transfer and sublease, or change to the nature and use of the land shall be prohibited.

(II)	Training Center Project Land

1.	Location: North New Town, Xingxi District, Village 1, Group 5 (see details in attachment). Specific location is subject to the transfer notice by the land administration.
2.	Land Use: Commercial Land
3.	Land Use Right Period: 40 Years
4.
Land Delivery Time: Party A undertakes to complete the bidding listing of the project land before July 30, 2013 with Party B or its designated party winning and completing the bid before August 30, 2013; provided, however, if there is delay in attaining the land approval documents for reasons attributed to the superior authorities, then the land title certificate shall be completed and delivered before December 2013. The corresponding land title certificate shall be obtained within 30 days after Party B fully pays the land transfer fee on time. Party A shall provide Party B or its designated party with such construction land that meets the agreed-upon construction requirements prior to August 30, 2013.

5.
Proposed Land Transfer Method: Party A shall transfer the land by listing it pursuant to applicable laws and Party B or its designated party shall acquire the land in compliance with relevant laws and regulations. The land transfer fee shall be a lump-sum payment or paid according to the arranged method in the “Contract of State-owned Land Use Right Transfer”; and in accordance with national requirement, any taxes incurred in the land transaction shall be borne by each relevant party respectively. The above mentioned land transfer fee shall be the total amount paid for the acquisition of the land use right by Party B or its designated party (for the avoidance of doubt, other than above mentioned land transfer fee, no additional fee, including without limitation compensation expense for land acquisition, compensation expense for demolition and relevant supporting facilities expense, etc., shall be paid by Party B or its designated party).

6.
Land Delivery Conditions: Party A ensures that the land provided shall comply with land elevation standards, with temporary roads, water, electricity related equipment access to the red-tape area for construction. Regarding the requirement of “seven-access and site-leveling” which relates to water supply, water drainage, electricity, telecommunication, natural gas, broadband and cable TV, etc., all of which shall be compatible with the land pursuant to government authorities’ requirements, and the relevant roads shall be unobstructed when the project is formally put in operation.

III.	Rights and Obligations of Party A

1.	Land Supply

(1)
Party A ensures that the land for the Production Project will meet geological exploration conditions before March 30, 2013, and shall assist Party B or its designated party to finish geological explorations before April 15, 2013. Party A ensures that the land for the Training Center Project will meet geological exploration conditions before April 30, 2013, and shall assist Party B or its designated party to finish geological explorations before May 15, 2013, and ensure that it meets the agreed-upon construction conditions required of by Party B or its designated party.

(2)
Party A warrants that there are no liens or defects in land title in the land set forth in this Agreement (including but not limited to enclosure by the judicial authority, demolition and moving disputes, ownership dispute, mortgage or any other liens).

2.	Preferential Policies

(1)	Fiscal and Tax Policies

Party A undertakes to ensure that Party B’s Production Project will receive preferential tax treatment under the central government’s western development policies according to the country’s laws and regulations; further, it shall ensure preferential tax treatment pursuant to provincial, municipal and district level policies for a period of 5 years commencing from the date of commission. The specifics are as follows:

1)
According to the tax preferential policies of the western development, the enterprise income tax of Party B or its designated party shall be collected at a tax rate of 15% per year. Among and based on the tax collected at the tax rate of 15%, certain proportion shall be preserved in two parts for both Nanchong City and Shunqing District (the “Preserved Tax”, preserved rate will be determined according to the preserving ratio officially published by Nanchong City during the period of preferential tax treatment, it is confirmed that at present, and the current preserving ratios at the city level and district level is 20% respectively). Party A shall provide the party designated by Party B corresponding monetary support with an amount equal to the amount of Preserved Tax in the first quarter of the every following year and such monetary support shall be exclusively used for technology innovation and industry upgrade for the Production Project.

2)
Party A shall ensure that Party B or its designated party will receive the most preferential value-add tax rate. In addition, Party A shall provide the party designated by Party B corresponding monetary support in an amount equal to value-added tax preserved by Nongchong City and Shunqing District (based on a preserving ratio officially published by Nanchong City during the period of preferential tax treatment, and the current preserving ratio of at the city level and district level is 8.125% respectively) in the first quarter of every following year and such monetary support shall be exclusively used for technology innovation and industry upgrade for the Production Project.

3)
Among the other taxes and fees (including business tax, property and urban real estate tax, stamp tax and etc.) collected from the Production Project, certain proportion will be reserved by the city and the district (the preserved rate will be determined according to the officially published preserving rate of Nanchong City in the relevant period, and the current preserving rate for business tax by Nanchong City and Shunqing District is 65% (each 32.5%), the preserving rate for property and urban real estate tax by Nanchong City and Shunqing District is 65% (each 32.5%), the preserving rate for stamp tax preserved by Nanchong City and Shunqing District is 65% (each 32.5%). Party A shall provide the party designated by Party B corresponding monetary support in an amount equal to the amount of forgoing taxes preserved by Nanchong City and Shunqing District in the first quarter of every following year and such monetary support shall be exclusively used for technology innovation and industry upgrade for the Production Project.

4)
Party A agrees that from the date Party B’s designated party is registered, it shall preserve the personal income tax (base on the preserving ratio officially published by Nanchong City, which shall currently be at 13% for each of Nanchong City and Shunqing District, and therefore, a total of 26%) for each of the senior executives designated by Party B (as confirmed by the list of names and other related information provided by Party B or a designed party). Party A shall provide the party designated by Party B corresponding monetary support in an amount equal to the amount of forgoing taxes preserved by Nanchong City and Shunqing District in the first quarter of every following year and such monetary support shall be exclusively used for technology innovation and industry upgrade for the Production Project.

5)
The land use tax shall be collected at the lowest prescribed local tax rate. During the years of construction (2013 and 2014), 65% of land use tax (32.5% for the city, and 32.5% for the district) shall be preserved for the city and the district. Party A shall provide the party designated by Party B corresponding monetary support in an amount equal to the amount of land use tax preserved by Nanchong City and Shunqing District in the first quarter of every following year and such monetary support shall be exclusively used for technology innovation and industry upgrade for the Production Project.

6)
According to the provisions of “Notice Regarding Relevant Tax Policies for In-depth Implementation of Western Development Strategy by Ministry of Finance, General Administration of Customs, and State Administration of Taxation” (CS(2011)58), “Announcement Regarding Relevant Enterprise Income Tax Issues for In-depth Implementation of Western Development Strategy by State Administration of Taxation” (Announcement of State Administration of Taxation, (2012)12) and etc., Party A shall assist Party B to obtain approval (confirmation) within seven business days from the day following the tax authority’s initial approval (confirm) of taxpayer’s application for preferential tax treatment for 15% enterprise income tax.

Within the period of preferential tax treatment as set forth in this Agreement, Party A shall procure to include the above mentioned preferential fiscal and tax treatments provided to Party B in the local finance budget and obtain necessary approval from the authorities. During the implementation period of the above-mentioned preferential tax policies, if relevant policies, national laws and regulations are changed or any other preferential policies become available, Party A shall ensure that Party B or its designated party will receive the then most favorable fiscal and tax policies coverage, and pay Party B or its designated party an allowance such that tax preferences are adjusted to the most favorable level, and the allowance shall be provided to Party B or its designated party in the first quarter of every following year.

(2)	Regulation Fees Policy

In accordance with “The Opinion in regards to Further Standardizing Preferential Policies in Attracting Business Investments in the Central Industrial District issued by People’s Government of Nanchong City” (NFF(2012)75) and other relevant preferential policies, Party A undertakes to ensure that the project under this Agreement (i) is exempted from administrative charges on the municipal and district levels, (ii) the operations fee will be charged at the minimum level currently permitted under related fee policy as verified by the consumer pricing department, and (iii) will be charged for water, electricity and gas installment and usage at the minimum level as verified by the consumer pricing departments at the provincial and municipal level.

3. Project Services

(1)
Party A shall assist Party B to list the Production Project as a key project at national and provincial levels during the period of project construction and to establish a project coordination group for major investment projects. Party A shall assist Party B or its designated party with project procedure and project construction to deal with issues related to project construction, production, operation and marketing, such that the rights and interests of Party B or its designated party are protected sufficiently and timely. Fees or expenses incurred in these relevant applications and procedures shall be borne by Party B. The matters that Party A shall provide Party B assistance with include, but are not limited to the following:

1)	Handle project establishment procedures.
2)	Handle approval applications for establishing the designated party of Party B and obtain the approval from the Ministry of Commerce.
3)	Handle the establishment procedure of Party B’s designated party and acquire business license and organization code certificate.
4)	Assist the designated party of Party B to obtain tax registration, foreign exchange registration, foreign currency account opening, and customs filing and related equipment’s import application.
5)
Apply for construction licenses for the project, including but not limited to certificate for the land-use right, approval of the land-use right, environment effect assessment procedures, construction land planning permit, construction project planning permit, project construction permit, examination and acceptance procedures and property title certificate and etc.

6)
Handle relevant applications after the completion of the project and during the production and operation phase, including but not limited to safety production procedure, pollution discharge license and etc.

(2)	Party A shall provide to and arrange for Party B or its designated employee’s children childhood and adolescent education and schooling and shall waive school selection fees.

(3)	Party A shall assist Party B and its designated party to obtain supporting funds for “national and provincial key projects”.

(4)
Party A shall ensure that Party B can enjoy preferential policy treatment for the new materials industry granted by the People’s Government of Nanchong City when the production base begins normal production.

(5)
Party A shall assist Party B to collaborate with relevant departments and neighboring town, village and farmers to handle disputes and guarantee the regular social order required for Party B’s daily production.

4. Basic Constituents Guarantee

Party A agrees and covenants to provide necessary temporary electricity, water and construction road and other necessary conditions for the construction of the project according to the Provisions of Land Transfer Instructions.

5. Protection of Rights and Interests

In accordance with applicable laws, Party A shall guarantee the personal and property safety and other legal rights of Party B or its designated party and other related personnel in Party A’s territory. Within the land use period, Party A agrees and covenants that it will not expropriate or impose on the project land or any building, constructions or equipment (other than in the events of force majeure).

6. Compliance Supervision

Party A shall have the right to supervise Party B’s compliance of this Agreement, at such reasonable times.

IV.	Rights and Obligations of Party B

1.	Design Approval and Construction

After Party B or its designated party obtained the land described in this Agreement, Party B shall draft the construction design document (which shall be submitted to Party A), and engage a qualified and experienced construction team to commence construct. The materials of the construction, design and construction team qualification must be approved, registered or filed by the relevant department of Party A.

The blue print, design drawing and the working drawing of the project shall be approved in accordance with the Party A’s verification procedures.

2.	Performance bond

Party B shall pay Party A a performance bond of RMB 10 million within 10 business days of the date hereof. Party A shall remit to Party B such performance bond (excluding interest accrued) in one installment within 10 business days after Party B’s project has been put into operation. If Party A fails to remit such performance bond within the term set forth in this clause, Party A shall pay Party B an amount equal to 0.1% of the total performance bond as overdue arrearage for every day overdue.

3.	Implementation Schedule

Party B and its designated party shall complete construction and put the project into operation pursuant to the agreed time as set forth in this Agreement after acquiring the project land.

4.	Investment Amount of the Production Project

Party B covenants that the fixed assets investment of the Production Project shall be no less than 1.7 billion RMB, plot ratio shall be above 1.0, and the amount of investment shall be no less than 3.86 million RMB per acre. The constructions shall include 7 steel structural factories, the total building area shall be no less than 220 thousand square meters (the floor area shall be no less than 110 thousand square meters and the building height is 8 meters, calculated in accordance with the national standard plot ratio multiply two), 70 fully automated production lines, one administration building (total building area shall be no less than 10,000 square meters) and a R&D building (total building area shall be no less than 10,000 square meters, and equipped with more than 300 sets of R&D equipment, 5 pilot production lines  and 10 trial production lines) and its affiliated facilities.

5.	Organization Structure and Tax Returns

(1)
Organization Structure. Party B covenants that Party B and/or its affiliated company will, either independently or collectively, establish a manufacturing enterprise with independent legal entity qualification under the name “Sichuan Xinda Enterprise Group Company Limited (tentative)” in Shunqing District, Nanchong City, and complete relevant registration applications, and use this independent legal person enterprise as the main body performing this Agreement in relation to the project construction, operation, production, export declaration and domestic sales, etc. Party B also covenants that commencing from the start date of the project until the date on which the project is put into production, transfer part of the sales revenue to the independent legal entity of the previous sentence (subject to the consent of the administration of industry and commerce and the tax authority in Shunqing District).

(2)
Revenue Return. Party B promises that the Production Project shall reach an output of 110 thousand metric tons in 2015, and sales revenue shall be no less than 2.2 billion RMB, comprehensive state-sponsored tax shall be no less than 44 million RMB. Party B further promises that production shall reach full capacity in 2016, achieving an output of 250 thousand metric tons, and sales revenue shall be no less than 5 billion RMB, comprehensive state-sponsored tax shall be no less than 100 million RMB (except for events of force majeure or any other reasons that cannot attributable to Party B or its designated party) (“state-sponsored tax” in this Agreement will be calculated as the taxable amount before applying any relevant preferential tax policy.)

Party B also promises that the sales revenue of the newly registered enterprise “Sichuang Xinda Enterprise Group Company Limited” shall be no less than 1 billion RMB in Nanchong in 2013, and the comprehensive state-sponsored tax shall be no less than 20 million RMB; the sales revenue of Nanchong headquarters shall be no less than 1.6 billion RMB in 2014, and the comprehensive state-sponsored tax shall be no less than 32 million RMB ( subject to the consent of the administration of industry and commerce and the tax authority in Shunqing District).

(3)
Tax policy of the headquarter: Commencing from the time when Party B or its designated party realizes the sales made at the headquarter, Party B or its designated party shall have the right to enjoy the same preferential policies set forth in the second paragraph of the third article of this Agreement (Fiscal Taxation Policy of Preferential Policies).

6.	Environmental protection

The construction of the project under this Agreement shall conform to the state’s emission standards regarding sewage, waste gas, noise and solid emissions for the corresponding functional areas. Party B or its designated party shall be responsible for sewage treatment and covenants that the “waste water, exhaust gas, residue” shall achieve emission standards and endeavor to prevent water loss and soil erosion. Party A should provide Party B assistance to the fullest extent.

7.	Security Guarantee

To carry out “Safety Evaluation” in accordance with the system of “Three at the Same-Time”, during the construction and production phase, Party B and its designated party shall proceed with the construction and production in a safe and civilized manner. If accidents occur due to the quality or the safety of the production, Party B shall bear full responsibilities, and Party A shall assist Party B to handle such accidents to the best of Party A’s abilities.

8.	Labor and Employment

Party B covenants that following the commissioning of the project, it shall give priority to personnel from Party A’s locality under the same conditions provided to others in its hiring to fill its non-technical staff positions.

9.	Supervision of the Performance under this Agreement

Party B shall cooperate with Party A to supervise the performance under this Agreement, and Party B shall have the obligation to submit to Party A, at Party A’s request, materials regarding construction, performance information and form reports in a timely manner.

V.	Liability Upon Breach

1.
If either party breaches this Agreement, it shall be liable for such breach and compensate the other party for its losses. If both parties breach this Agreement, each of them shall be liable for its own breach accordingly.

2.
Default in Land Delivery. Party A shall deliver and provide Party B the project land in a timely manner in accordance with this Agreement. If Party A fails to deliver to Party B the land within 180 days following the prescribed date of delivery or fails to complete the bid listing for the project land before November 30, 2013, or for reasons due to parties other than Party B, the commencement date of construction is delayed for more than 30 days following Party B’s receipt of the notice to commence construction, Party B shall have the right to terminate this Agreement. Upon Party B’s termination of this Agreement, Party A shall return to Party B payments made to Party A by Party B and its designated party (including but not limited to the performance bond, land transfer price, the relevant taxes and etc), and pay Party B or its designated party an interest on the above amount at the bank lending rates over that same period.

3.
Payment Default. Party B or its designed party must pay land use right transfer price in a timely manner in accordance with the “State-owned Land Use Right Transfer Contract.” If Party B or its designated party defers payment for a period exceeding 180 days, Party A shall have the right to terminate this Agreement, retrieve the land use right according to related regulations, and shall not be obligated to return to Party B or its designated party any payments paid (including but not limited to the performance bond, land transfer price, the relevant taxes and etc.) Party B or its designated party shall vacate and remove the buildings constructed or under construction at its own expense, unless otherwise agreed by both parties.

4.
Project Construction Delay. After Party B or its designated party is satisfied with the condition of the project land provided, Party B or its designated party shall commence the project on the date as set forth in this Agreement. If the construction does not commence within sixty days following the date set forth in this Agreement, Party A shall have the right to terminate this Agreement and retrieve the land use right without returning to Party B any payment previously made to Party A (including without limitation, the performance bond, the land transfer price, relevant taxes and etc.)

5.
Project Termination. If Party B terminates the construction project investment for reasons due to Party B itself, and Party B requests to terminate this Agreement and apply to return to Party A the project land, or if the project construction period is delayed for more than 2 months for reasons due to Party B itself, Party A shall have the right to terminate this Agreement and revoke Party B’s land use right without returning to Party B or its designated party payment made to Party A (including without limitation, the performance bond, land transfer price, relevant taxes and etc.) Party B or its designated party shall vacate and remove the buildings constructed or under construction, above-ground and underground structures and recover the site leveling to the level prior to construction, and any such foregoing tasks shall be completed at Party B’s own expense.

6.
Investment in Fixed Assets Fails to Reach the Amount As Set Forth in This Agreement. At the time the Production Project is completed, put into production and submitted to Party A for inspection, Party A and Party B shall jointly appoint a specialized appraisal agency to perform valuation on the investment amount in the fixed assets. If the investment amount in the fixed assets does not reach the level set forth in this Agreement, Party A shall notify Party B in writing and Party B shall cause the investment amount to reach the level hereunder. If the investment amount does not reach the agreed upon level within six months from the date of the written notice, Party B will bear the responsibility for breach according to the following conditions:

-
If the rate of fixed asset investment is less than 70% of the amount as set forth hereunder, Party A shall have the right to terminate this Agreement, and revoke Party B’s land use right under this Agreement without returning to Party B payment made to Party A, and require Party B or its designated party to vacate and remove the buildings constructed and under construction, above-ground and underground structures and recover the site leveling to the level prior to construction; all such tasks shall be conducted at Party B’s expense. In addition, Party B or its designated party shall pay the liquidation damages to Party A in an amount equal to the balance between the practical investment amount and the agreed upon investment amount within one month.

-
If the rate of fixed asset investment is above 70% but less than 100%, Party B shall not be entitled to the refund of the performance bond paid to Party A and shall pay Party A liquidated damages that is equal to the balance between the practical investment amount and the agreed upon investment amount and shall rectify prior to the deadline.

7.
Comprehensive State-Sponsored Tax Fails to Reach the Level Set Forth in This Agreement. If Party B fails to achieve the state-sponsored tax standards set forth in this Agreement in a tax year, Party B or its designated party shall pay to Party A liquidated damages within the first three months of the following year. The amount of liquidated damages shall be equal to the comprehensive state-sponsored tax required in this Agreement less the practical comprehensive state-sponsored tax achieved by Party B and its designated party. If due to national policy, overall economic environment or other force majeure events, or Party A’s failure to perform this Agreement, the comprehensive state-sponsored tax cannot reach the amount set forth in this Agreement, Party B and its designated party shall not bear responsibility.

8.
Discontinuance in Production or Change in the Production Scope. If Party B or its designated party fails to perform under this Agreement for reasons other than an Exemption Matter (as defined below) or other than Party A’s failure to perform, and without permission, discontinues the production and business operations of the Production Project or alter the production scope, Party A shall inform Party B or its designated party in writing that Party B or its designated party shall cure its performance within a limited time period. If Party B fails to cure within 1 month following the receipt of the written notice, Party A shall have the right to terminate this Agreement, and revoke Party B’s land use right under this Agreement without returning to Party B payment made to Party A, and require Party B or its designated party to vacate and remove the buildings constructed and under construction, above-ground and underground structures and recover the site leveling to the level prior to construction; all such tasks shall be conducted at Party B’s expense. For the avoidance of doubt, if Party B or its designated party fails to perform under this Agreement and discontinues the Production Project and business operations or alter the production scope for reasons due to an Exemption Matter (as defined below) or due to Party A’s failure to perform under this Agreement, Party B or its designated party shall not be liable for breach. If a cure is required, as determined jointly by both parties, Party A shall provide Party B or its designated party comprehensive assistance and cooperation in procuring the cure.

9.	Exemption Matters

If the national laws and regulations undergo material changes, or earthquake, typhoon, flood, fire, war and other unforeseeable force majeure event occurs, the occurrence and consequences of which cannot be prevented or avoided (collectively referred to as the “Exemption Matters”), and the performance hereunder is affected or this Agreement cannot be performed according to the agreed conditions, a party shall notify the other party of such Exemption Matters within 7 days thereof, and within 5 days of the date of the foregoing notification, shall provide records of exemption details and valid certification documents to evidence that the whole or part of this Agreement are unable to be performed or that performance shall be delayed. Depending on the severity of the Exemption Matter, the parties shall negotiate, within two months of the Exemption Matter, to determine whether this Agreement shall be terminated, or exempt the parties’ responsibility to perform under this Agreement, or extend the term of this Agreement. If both parties agree to terminate this Agreement, neither party shall bear liability for breach, and relevant matters will be discussed separately.

VI.	Mutual Responsibilities

1.
Confidentiality. Other than relevant laws and regulations, government or security exchange requirements, neither party shall disclose the content of this Agreement and data and information obtained during the implementation of this Agreement and all such foregoing shall be considered confidential. No party shall unilaterally disclose or provide such information to any third party, or use such information for such purposes other than those set forth in this Agreement without the prior written consent of the other party.

2.	Good Faith. This Agreement shall be enforceable against both parties upon the execution thereof. Party A and Party B shall perform each of its obligations hereunder in good faith.

3.	Both parties shall have full rights and have obtained all necessary authorization to execute and implement this Agreement. The obligations hereunder are legally binding, valid and enforceable.

4.
Party A acknowledges and agrees that upon the formation of the manufacturing entity with independent legal person by Party B and/or its related party, Party B and/or its affiliate entity shall have the right to assign and transfer all of its rights and obligations hereunder to such manufacturing entity (also the “designated party” above mentioned herein). Party A shall provide its active cooperation to such transfer, including without limitation issue or execute requisite paperwork in connection thereof.  Notwithstanding, Party B shall have joint and several liabilities with its designated party over the obligations set forth hereunder.

VII.	MISCELLANEOUS

1.
This Agreement shall be a formal investment agreement, and it is legally binding and enforceable upon both parties. This Agreement (along with appendix) shall constitute the final agreement of the parties with regard to the matters set forth herein. Should there be any conflict between any term of this Agreement and a provision in the investment term sheet or other prior written agreements on the subject matter, such term in this Agreement shall prevail.

2.	Matters not covered in this Agreement shall be negotiated by both parties and a written supplementary agreement shall be entered into to amend this Agreement.

3.
The conclusion, execution, validity, interpretation and implementation of this Agreement shall be governed by the law of the People’s Republic of China. Any dispute arising out of this Agreement shall be negotiated and resolved by parties through good faith discussion and negotiation. Upon failure to reach an agreement through negotiation, either party shall have the right to bring an action against the other party at the People’s Court at Party A’s domicile.

4.
If any one term, several terms or a portion of this Agreement is ruled as null or void, illegal or unenforceable in accordance with applicable laws, the validity, legality or enforceability of the rest of this Agreement should not be affected or diminished in any way. Both parties shall negotiate in good faith to identify alternative terms to replace the invalid, illegal or unenforceable portion of this Agreement while maintaining to the utmost possible extent, the economic effect of the originally intended terms.

5.	This Agreement shall be effective after the legal (authorized) representative of both parties have executed this Agreement and affixed the official chop.

6.	This Agreement shall be executed in eight counterparts, with four copies held by each party respectively.

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In witness thereof, this Agreement is executed by the following parties:

Party A: People’s Government of Shunqing District, Nanchong City, Sichuan Province (official seal)

Legal (Authorization) Representative: ___________(signature)

Party B: Xinda Holding (Hong Kong) Company Limited (official seal)

Legal (Authorization) Representative: ___________(signature)

Time: March 8th, 2013

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